UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No._____________ )*

                              Williams-Sonoma, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    969904101
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|x| Rule 13d-1(b)

|_| Rule 13d-1(c)

|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (continued on the following 5 pages)

                                  SCHEDULE 13G                 Page 2 of 5 pages

CUSIP NO. 969904101

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     W.P. Stewart & Co., Ltd.           Tax ID: 1-98-0201080
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Hamilton, Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,574,270
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NONE
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,574,270
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NONE
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,574,270
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     Investment Adviser (IA)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G                 Page 3 of 5 pages

CUSIP NO. 969904101

ITEM 1(a).  Name of Issuer

            Williams-Sonoma, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices

            3250 Van Ness Avenue
            San Francisco, CA 94109

ITEM 2(a).  Names of Person Filing

            W.P. Stewart & Co., Ltd.

ITEM 2(b).  Address of Principal Business Office or, if none, Residence

            Trinity Hall
            43 Cedar Avenue
            P.O. Box HM 2905
            Hamilton HM LX
            Bermuda

ITEM 2(c).  Citizenship

            Bermuda

ITEM 2(d).  Title of Class of Securities

            Common Stock

ITEM 2(e).  CUSIP Number

            969904101

ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (e)   |X|   An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E).

ITEM 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount Beneficially Owned:

                                  SCHEDULE 13G                 Page 4 of 5 pages

CUSIP NO. 969904101

                  7,574,270

            (b)   Percent of Class:

                  6.6%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote       7,574,270

                  (ii)  Shared power to vote or to direct the vote     NONE

                  (iii) Sole power to dispose or to direct the disposition of
                        7,574,270

                  (iv) Shared power to dispose or to direct the disposition of NONE

ITEM 5.     Ownership of Five Percent or Less of a Class

            Not Applicable

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

ITEM 8.     Identification and Classification of Members of the Group

            Not Applicable

ITEM 9.     Notice of Dissolution of Group

            Not Applicable

ITEM 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G                 Page 5 of 5 pages

CUSIP NO. 969904101

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       February 9, 2006
                       ----------------------------------
                       Date

                       /s/ Rocco Macri
                       ----------------------------------
                       Signature

                       Rocco Macri - Managing Director & Chief Operating Officer
                       ---------------------------------------------------------
                       Name/Title